Exhibit 99.(g)(1)

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of February 24, 2011, as revised as of July 1, 2015, and as further revised as of April 1, 2024, between A&Q MULTI-STRATEGY FUND, a Delaware statutory trust (the "Fund"), and UBS HEDGE FUND SOLUTIONS, a distinct business unit of UBS ASSET MANAGEMENT (AMERICAS) LLC (the "Adviser"), a Delaware limited liability company registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and desires to retain the Adviser as investment adviser to furnish certain investment advisory and portfolio management services to the Fund, and the Adviser is willing to furnish these services; and

WHEREAS, the parties hereto desire that this Agreement reflect the current names of such parties;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.            Appointment. The Fund hereby appoints the Adviser as investment adviser of the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts this appointment and agrees to render the services herein set forth, for the compensation herein described.

2.            Duties as Investment Adviser.

(a)            Subject to the supervision of the Fund's Board of Trustees (the "Board" and its members, the "Trustees"), the Adviser will have full discretion and authority (i) to manage the assets and liabilities of the Fund and (ii) to manage the day-to-day business and affairs of the Fund. In furtherance of and subject to the foregoing, the Adviser will have full power and authority on behalf of the Fund, among other matters:

(1)	to purchase, sell, exchange, trade and otherwise deal in and with securities and other property of the Fund and to loan securities of the Fund;

(2)	to exercise all rights with respect to the Fund's interest in any person, firm, corporation, partnership or other entity, including, without limitation, voting interests of the Investment Funds (as defined in the Fund's prospectus (the "Prospectus"));

(3)	to enter into agreements with the Investment Funds irrevocably to forego the Fund's right to vote its interests or shares of the Investment Funds;

(4)	to enter into such other agreements with the Investment Funds that the Investment Adviser may determine to be necessary or appropriate in the interests of the Fund, as well as agreements that provide for, among other things, the indemnification by the Fund of the Investment Funds and the Investment Managers (as defined in the Prospectus) to substantially the same extent as provided to the Adviser hereunder, and to terminate such agreements;

(5)	to open, maintain and close accounts with brokers and dealers, to make all decisions relating to the manner, method and timing of securities and other investment transactions, to select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate, and to grant limited discretionary authorization to such persons with respect to price, time and other terms of investment and trading transactions, subject to Paragraph 2(b);

(6)	to borrow from banks or other financial institutions and to pledge Fund assets as collateral therefor, to trade on margin, to exercise or refrain from exercising all rights regarding the Fund's investments, and to instruct custodians regarding the settlement of transactions, the disbursement of payments to the Fund's shareholders (the "Shareholders") with respect to repurchases of shares of beneficial interest ("Shares") in the Fund and the payment of Fund expenses, including those relating to the organization and registration of the Fund;

(7)	to call and conduct meetings of Shareholders at the Fund's principal office or elsewhere as it may determine and to assist the Board in calling and conducting meetings of the Board;

(8)	to engage and terminate such attorneys, accountants and other professional advisers and consultants as the Adviser may deem necessary or advisable in connection with the affairs of the Fund or as may be directed by the Board;

(9)	to engage and terminate the services of persons to assist the Adviser in providing, or to provide under the Adviser's control and supervision, advice and management to the Fund at the expense of the Adviser and to terminate such services;

(10)	as directed by the Board, to commence, defend and conclude any action, suit, investigation or other proceeding that pertains to the Fund or any assets of the Fund;

(11)	if directed by the Board, to arrange for the purchase of (A) one or more "key man" insurance policies on the life of any principal of a member of the Adviser, the benefits of which are payable to the Fund, or (B) any insurance covering the potential liabilities of the Fund or relating to the performance of the Board or the Adviser, or any of their principals, trustees, officers, members, employees and agents;

(12)	to execute, deliver and perform such contracts, agreements and other undertakings, and to engage in such activities and transactions as are, in the opinion of the Adviser, necessary and appropriate for the conduct of the business of the Fund without the act, vote or approval of any other Shareholders or other person;

(13)	to supply the administrator and auditor of, and other service providers to, the Fund with such information and instructions as may be necessary to enable such person or persons to perform their duties in accordance with the applicable agreements;

(14)	to perform any actions requested or permitted to be taken by the Fund, including, without limitation, acting under delegated authority from the Fund as to matters agreed upon under this Agreement or otherwise; and

(15)	to authorize any employee or other agent of the Adviser or any employee or other agent of the Fund to act for and on behalf of the Fund in all matters incidental to the foregoing.

(b)            Additionally, the Adviser agrees to provide certain administrative services to the Fund, including the provision of office space, telephone and utilities; the general supervision of the entities which are retained by the Fund to provide administrative services and custody services to the Fund; the handling of investor inquiries regarding the Fund and providing investors with information concerning their investment in the Fund and capital account balances; monitoring relations and communications between investors and the Fund; overseeing the drafting and updating of disclosure documents relating to the Fund and assisting in the distribution of all offering materials to investors; overseeing the distribution and acceptance of investor applications and confirming the receipt of such applications and funds; preparing materials and reports for use in connection with meetings of the Fund's trustees; preparing and filing any required tax or information returns; and reviewing and approving all regulatory filings required under applicable law.

(c)            The Adviser, in its discretion, may use brokers who provide the Fund with research, analysis, advice and similar services to execute portfolio transactions on behalf of the Fund, and the Adviser may pay to those brokers in return for brokerage and research services a higher commission than may be charged by other brokers, subject to the Adviser's good faith determination that such commission is reasonable in terms either of the particular transaction or of the overall responsibility of the Adviser to the Fund and its other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long term. Whenever the Adviser simultaneously places orders to purchase or sell the same security on behalf of the Fund and one or more other accounts advised by the Adviser, such orders will be allocated as to price and amount among all such accounts in a manner believed to be equitable to each account. The Fund recognizes that in some cases this procedure may adversely affect the results obtained for the Fund.

(d)            The Fund hereby authorizes the Adviser and any entity or person that is associated with the Adviser and which is a member of a national securities exchange to effect any transaction on such exchange that is permitted by Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder for the account of the Fund, and the Fund hereby consents to the retention of compensation for such execution by the Adviser or any person or entity associated with the Adviser.

(e)            The Adviser shall for all purposes be an independent contractor of the Fund, and nothing in this Agreement shall be construed as making the Fund a partner or co-venturer with the Adviser or any of its affiliates or clients. The Adviser shall have no authority to act for, represent, bind or obligate the Fund except as specifically provided for in this Agreement.

3.            Services Not Exclusive. The services furnished by the Adviser hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others. Nothing in this Agreement shall limit or restrict the right of any trustee, officer or employee of the Adviser or its affiliated persons, who also may be a Trustee, officer or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar or dissimilar nature.

4.            Expenses.

(a)            During the term of this Agreement, the Fund will bear all expenses incurred in the business of the Fund other than those not specifically assumed by the Adviser and other service providers pursuant to their agreements with the Fund. Expenses to be borne by the Fund will include, but are not limited to, the following:

(1)	all costs and expenses directly related to portfolio transactions and positions for the Fund's account, including, but not limited to, brokerage commissions, research fees, interest and commitment fees on loans and debit balances, borrowing charges on securities sold short, dividends on securities sold short but not yet purchased, custodial fees, shareholder servicing fees, margin fees, transfer taxes and premiums and taxes withheld on foreign dividends and the Fund's proportional share of expenses as an investor in Investment Funds;

(2)	all costs and expenses associated with the organization, operation and registration of the Fund, certain offering costs and the costs of compliance with any applicable Federal or state laws;

(3)	the costs and expenses of holding any meetings of the Board or Shareholders that are regularly scheduled, permitted or required to be held under the terms of the Fund's Third Amended and Restated Agreement and Declaration of Trust, the 1940 Act or other applicable law;

(4)	the fees and disbursements of any attorneys, accountants, auditors and other consultants and professionals engaged on behalf of the Fund;

(5)	the costs of a fidelity bond and any liability or other insurance obtained on behalf of the Fund, the Adviser or its affiliated persons;

(6)	all costs and expenses associated with the selection of Investment Managers and Investment Funds, including travel-related expenses and other out-of-pocket due-diligence-related expenses;

(7)	all costs and expenses of preparing, setting in type, printing and distributing reports and other communications to Shareholders;

(8)	all expenses of computing the Fund's net asset value, including any equipment or services obtained for the purpose of valuing the Fund's investment portfolio, including appraisal and valuation services provided by third parties;

(9)	all charges for equipment or services used for communications between the Fund and any custodian, or other agent engaged by the Fund;

(10)	the fees of custodians and other persons providing administrative services to the Fund; and

(11)	such other types of expenses as may be approved from time to time by the Board.

(b)            The Adviser shall be entitled to reimbursement from the Fund for any of above expenses that it pays on behalf of the Fund. The payment or assumption by the Adviser of any expenses of the Fund that the Adviser is not required by this Agreement to pay or assume shall not obligate the Adviser to pay or assume the same or any similar expense of the Fund on any subsequent occasion.

5.            Compensation.

(a)            In consideration for the provision by the Adviser of its services hereunder, the Fund will pay the Adviser an advisory fee, computed and payable monthly, at the annual rate of 1.50% of the Fund's adjusted net assets determined as of the last day of each month.  Adjusted net assets as of any month-end date means the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund other than Incentive Fee (as defined below) accruals, if any, as of such date, and calculated before giving effect to any repurchase of Shares on such date.

(b)            At the end of each Fiscal Period, to the extent that the Fund's net profits for all Fiscal Periods ending within or coterminous with the close of such fiscal quarter exceed the Fund's net losses for all Fiscal Periods ending within or coterminous with the close of such fiscal quarter, the Fund also agrees to pay to the Adviser an incentive fee (an "Incentive Fee") in an amount equal to 5% of such excess, without duplication for any Incentive Fees paid during such fiscal quarter. For purposes of calculating the Incentive Fee, net profits and net losses for any Fiscal Period will be determined by taking into account net realized gain or loss (including realized gain that may be distributed to Shareholders during such Fiscal Period), and the net change in unrealized appreciation or depreciation of investment positions. The Incentive Fee will be determined as of the last day of each fiscal quarter and will be paid promptly thereafter from the assets of the Fund.

(c)            No Incentive Fee will be payable for any fiscal quarter or Fiscal Period unless the positive balance in the Fund's cumulative loss account from prior Fiscal Periods (if any) has been reduced to zero by the Fund's cumulative net profit. Upon the commencement of the Fund's operations, a cumulative loss account will be established for the Fund which will be credited with the dollar amount of the Fund's Cumulative Loss on a monthly basis. If Fund assets are reduced during a Fiscal Period as the result of Share repurchases pursuant to a periodic Share repurchase offer or as a result of the Fund's payment of a dividend or distribution when the Fund's cumulative loss account has a positive balance, the amount of the Fund's cumulative loss account will be reduced (but not below zero) in proportion to the reduction in the Fund's assets.

(d)            For the purposes of this Agreement:

(1)	"Cumulative Loss" shall mean the cumulative amount (for all Fiscal Periods) of the Fund's realized and unrealized depreciation, investment loss and allocated expenses net of the Fund's cumulative net profit.

(2)	"Fiscal Period" shall mean each fiscal quarter (or, for the first fiscal quarter of the Fund, the period from the commencement of the Fund through the fiscal quarter end).

(e)            Notwithstanding the foregoing paragraph (b), in the event of the termination of this Agreement, the Fund will be required to pay an Incentive Fee to the Adviser calculated in a manner as if such termination date were the end of the Fund's fiscal year.

6.            Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or any Shareholders in connection with the matters to which this Agreement relates, except to the extent that such a loss results from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, trustee, employee, or agent of the Adviser or its affiliates, who may be or become an officer, Trustee, employee or agent of the Fund, shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, trustee, employee, or agent or one under the control or direction of the Adviser even though compensated by it. The provisions of this Paragraph 6 shall survive the termination or cancellation of this Agreement.

7.            Indemnification.

(a)            The Fund will indemnify the Adviser and its affiliates, and each of their members, directors, officers and employees and any of their affiliated persons, executors, heirs, assigns, successors or other legal representatives (each an "Indemnified Person") against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys' fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person's duties in respect of the Fund, except those resulting from the willful misfeasance, bad faith or gross negligence of an Indemnified Person or the Indemnified Person's reckless disregard of such duties and, in the case of criminal proceedings, unless such Indemnified Person had reasonable cause to believe its actions unlawful (collectively, "disabling conduct"). Indemnification shall be made following: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of disabling conduct or (ii) a reasonable determination, based upon a review of the facts and reached by (A) the vote of a majority of the Trustees who are not parties to the proceeding or (B) legal counsel selected by a vote of a majority of the Board in a written advice, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person will be required to agree as a condition to any such advance, that if one of the foregoing parties receives any such advance, the party will reimburse the Fund for such fees, costs and expenses to the extent that it shall be determined that the party was not entitled to indemnification under this Paragraph 7. The rights of indemnification provided hereunder shall not be exclusive of or affect any other rights to which any person may be entitled by contract or otherwise under law.

(b)            Notwithstanding any of the foregoing, the provisions of this Paragraph 7 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under Federal securities laws, which, under certain circumstances, impose liability even on persons who act in good faith) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Paragraph 7 to the fullest extent permitted by law. The provisions of this Paragraph 7 shall survive the termination or cancellation of this Agreement.

8.            Duration and Termination.

(a)            This Agreement will become effective on the date the Fund commences investment operations, provided that this Agreement will not take effect unless it has first been approved (i) by a vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the outstanding voting securities of the Fund.

(b)            Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the date the Fund commences investment operations. Thereafter, if not terminated, this Agreement shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.

(c)            Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the Fund's outstanding voting securities on 60 days' written notice to the Adviser or by the Adviser at any time, without the payment of any penalty, on 60 days' written notice to the Fund. This Agreement will automatically terminate in the event of its assignment.

9.            Use of Name. The Fund agrees that in the event that the Adviser or any affiliate thereof that is wholly owned, directly or indirectly, by UBS AG, ceases to act as investment adviser to the Fund, the Fund will, at the Adviser's request, take all necessary action to change the name of the Fund to a name not including "A&Q" in any form or combination within 10 days of the Adviser's request, that the Fund's failure to do so is not compensable by monetary damages and that the Adviser shall be entitled to equitable relief to enforce the Fund's obligation hereunder. The provisions of this Paragraph 9 shall survive the termination or cancellation of this Agreement.

10.            Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

11.            Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

12.            Consent to Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, Paragraph 9 may be brought against the Fund in the courts of the State of New York, County of New York, or, if the Adviser has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and the Fund hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on the Fund anywhere in the world.

13.            Miscellaneous.

(a)            The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)            If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(c)            This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

(d)            As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "national securities exchange," "sell" and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the Securities and Exchange Commission by any rule, regulation or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this contract is relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(e)            Each section of this Agreement and any and every provision therein shall be severable from every other section of this Agreement and any and every provision thereof, and the invalidity or unenforceability of any section or provision by any court shall not affect the validity of any other section or provision of this Agreement and such remaining provisions shall remain and continue to be in full force and effect.

(f)            No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(g)            No party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the offending party. Such causes may include, without limitation, acts of God or of the public enemy, acts of the State in its sovereign capacity, fires, floods, power failure, disabling strikes, epidemics, quarantine restrictions and freight embargoes.

(h)            This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of this 1st day of April, 2024.

UBS ASSET MANAGEMENT (AMERICAS) LLC

By:	/s/ Nicole Tortarolo
Name:	Nicole Tortarolo
Title:	Authorized Person

By:	/s/Matthew Richards
Name:	Matthew Richards
Title:	Authorized Person

A&Q MULTI-STRATEGY FUND

By:	/s/ Nicole Tortarolo
Name:	Nicole Tortarolo
Title:	Principal Executive Officer